Exhibit 12.1

PROCOPIO 12544 High Bluff Drive Suite 400 San Diego, CA 92130 T. 858.720.6300 F. 619.235.0398 www.procopio.com

January 11, 2022

My Racehorse CA LLC

250 W. 1st Street, Suite 256

Claremont, California 91711

Re:     Post-Qualification Amendment No. 32 to Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to My Racehorse CA LLC, a Nevada series limited liability company (the “Company”) in connection with the filing of an Offering Statement on Form 1-A as amended by the Post-Qualification Offering Circular Amendment No. 32 (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed issuance and sale by the Company (the “Offering”) of:

(i)	up to 5,100 of the Company’s Series Carrothers Interests;
(ii)	up to 6,000 of the Company’s Series Echo Warrior 19 Interests;
(iii)	up to 2,000 of the Company’s Series Mrs Whistler Interests;
(iv)	up to 2,000 of the Company’s Series Vow Interests;
(v)	up to 6,000 of the Company’s Series You Make Luvin Fun 19 Interests;
(vi)	up to 6,000 of the Company’s Series Miss Sakamoto Interests;
(vii)	up to 1,200 of the Company’s Series Our Miss Jones 19 Interests;
(viii)	up to 2,000 of the Company’s Series Margarita Friday 19 Interests;
(ix)	up to 1,020 of the Company’s Series Desire Street 19 Interests;
(x)	up to 2,000 of the Company’s Series Duke of Love Interests;
(xi)	up to 2,000 of the Company’s Series War Safe Interests;
(xii)	up to 5,200 of the Company’s Series Tufnel Interests;
(xiii)	up to 10,000 of the Company’s Series Classic Cut Interests;
(xiv)	up to 10,000 of the Company’s Series Essential Rose 20 Interests;
(xv)	up to 5,100 of the Company’s Series Who Runs the World Interests;
(xvi)	up to 10,000 of the Company’s Series Balletic Interests;
(xvii)	up to 5,100 of the Company’s Series Song of Bernadette 20 Interests;
(xviii)	up to 750 of the Company’s Series Daring Dancer 20 Interests;
(xix)	up to 750 of the Company’s Series Grand Traverse Bay 20 Interests; and
(xx)	up to 5,000 of the Company’s Series Chad Brown Bundle Interests.

The foregoing are collectively referred to herein as the “Interests”, in each case as defined in the Amended and Restated Operating Agreement of the Company, dated as of September 4, 2018 (the “Operating Agreement”), and the Series Agreements for Series Carrothers, Series Echo Warrior 19, Series Mrs Whistler, Series Vow, Series You Make Luvin Fun 19, Series Miss Sakamoto, Series Our Miss Jones 19, Series Margarita Friday 19, Series Desire Street 19, Series Duke of Love, Series War Safe, Series Tufnel, Series Classic Cut, Series Essential Rose 20, Series Who Runs the World, Series Balletic, Series Song of Bernadette 20, Series Daring Dancer 20, Series Grand Traverse Bay 20 and Series Chad Brown Bundle attached thereto (the “Series Agreements”). We understand that the Interests will be sold as described in the Offering Statement and pursuant to a Subscription Agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Interests (each, a “Subscription Agreement” and collectively the “Subscription Agreements”).

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In connection with the Offering, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Organization of the Company, (ii) the Operating Agreement, (iii) the Series Agreements, (iv) corporate proceedings, including the resolutions of the manager of the Company, with respect to the Offering, and (v) such other documents, instruments and records as we have deemed necessary to enable us to render the opinions contained herein. We have also relied upon certificates and other assurances of officers of the manager of the Company and others as to certain factual matters without having independently verified such factual matters. We have also reviewed the Offering Statement and form of Subscription Agreement as filed with the Securities and Exchange Commission (the “Commission”). In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, and the legal capacity of all signatories who are natural persons.

We have assumed that (i) the statements of the Company contained in the Offering Statement are true and correct as to all factual matters stated therein, (ii) the Offering Statement will be and remain qualified under the Securities Act, and (iii) the Company will receive the required consideration for the issuance of such Interests at or prior to the issuance thereof. We have relied upon certificates of, and information received from, the Company and/or representatives of the Company when relevant facts were not otherwise independently established. We also have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company, representatives of the Company and/or public officials and do not opine as to the accuracy of such factual matters.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of California and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of California, the federal law of the United States, and Chapter 86 of the Nevada Revised Statutes (the “Nevada Act”). We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. We are opining only as to the matters expressly set forth herein and we express no opinion as to any matter not expressly opined on herein.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that:

The Interests have been authorized by all necessary series limited liability company action of the Company and, when issued and sold in accordance with the terms set forth in the Operating Agreement, applicable Series Agreements and applicable Subscription Agreements against payment therefor in the manner contemplated in the Offering Statement, will be validly issued and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the offering circular constituting a part of the Offering Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP

PROCOPIO, CORY, HARGREAVES & SAVITCH LLP

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